Exhibit (e)

Rule 466 Certification

The depositary, Citibank, N.A., represents and certifies the following:

(i) That it previously had filed a registration statement on Form F-6 (Registration No. 333-261292), which the U.S. Securities and Exchange Commission declared effective, for amended terms of deposit identical to the terms of deposit being amended by this Post-Effective Amendment No. 1 to the Form F-6 Registration Statement, except for the number of shares each American Depositary Share represents, and the name of the issuer of such shares; and

(ii) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

CITIBANK, N.A., as Depositary

By:	/s/ Joseph Connor
Name: Joseph Connor
Title: Attorney in Fact